Exhibit 10.5

December 10, 2016

VIA EMAIL AND U.S. MAIL

Gerald McMahon, PhD

Dear Jerry,

On behalf of Harpoon Therapeutics, Inc. (“Harpoon” or the “Company”), I am pleased to set forth the terms of your employment with the Company, should you accept our offer letter (the “Agreement”):

1.

You will be employed on a full-time basis as President and CEO of the Company. You will be responsible for such duties as are consistent with such position, plus such other duties as may from time to time be assigned to you by the Company. You shall report to the Chairman of the Company’s Board of Directors (the “Board”). Subject to paragraph 12 below, you agree to devote substantially all your business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. While serving as CEO, you shall serve as a member of the Board. As a Company employee, you will be expected to abide by the Company’s policies that are communicated to employees. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook. It is contemplated that you will commence full-time employment on or about December 19, 2016, the exact start date to be mutually agreed upon. Your initial place of work with the Company through September, 1 2017 shall be in Westport, CT, and you shall comply with the requirements of paragraph 2 below while providing services from that location. While located in Connecticut, you shall be required to travel to the Company’s headquarters in Brisbane, California and to perform other work on the Company’s behalf for up to three weeks per month from January 1, 2017 through August 30, 2017. On and after September 1, 2017, your place of work shall be at the Company’s headquarters in Brisbane, California.

2.

You may work from your home office in Westport, CT during your initial period of employment as described in paragraph 1 above. While providing services from your home office, you shall be required to maintain a proper work environment, in good working order, free of hazards. The Company reserves the right to inspect your home office upon reasonable advance notice to ensure it is a proper work environment, in good working order, and free of hazards. In addition, in your home office, you are responsible for maintaining the same professional, effective, and efficient communications and workflow among your supervisors, co-workers, and customers, as you would have were the activities conducted at the Company’s worksite. You may not, however, conduct meetings with customers, clients, or Company employees in your home – any such activities shall be conducted in a separate business office. You are required to comply with all Company policies while working remotely. In addition, you must keep any confidential or proprietary information of the Company confidential, and you must take necessary precautions to ensure the protection of proprietary Company and customer information at your home office. If you have any Company files or papers in paper form, they must be kept in a locked filing cabinet when not in your immediate possession. You are not to give anyone else access to this filing cabinet. The Company will establish policies applicable to telecommuting, communication devices and equipment (computer, laptop, etc.) as it becomes applicable or necessary. If you are injured while working in your home office, regardless of whether such injury is a minor injury, you must report such injury to the Company so that appropriate workers’ compensation and OSHA paperwork, if applicable, can be completed. All such equipment and information and data stored on such property remains the property of the Company at all times and may be subject to inspection by the Company. In addition, all such equipment and property of the Company is to be used for business purposes only. The Company will reimburse you for the cost of supplies (such as paper, pens, highlighters, printer ink, envelopes, and postage) security and communications for you home office, so long as such purchase are approved by the Company in advance. All such reimbursements will be made in accordance with the Company’s standard expense reimbursement policy. You will not be reimbursed for the cost of any furniture for your home office, nor will you be reimbursed for any costs associated with remodeling your home office (or your home more generally to contain a home office).

3.

Your base salary will be at the monthly rate of $34,583.33 (equivalent to an annualized base salary of $415,000), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices. It is not anticipated that your base salary will increase before the end of the calendar year 2017, and any increase then or thereafter would be at the Company’s discretion. Your base salary shall be reviewed by the Board annually beginning in 2018 for increase only.

4.

You will be eligible to earn a target bonus equal to 40% of your annualized base salary while you are employed by the Company, beginning with the Company’s 2017 fiscal year, based on your individual performance and the Company’s performance during the applicable fiscal year, as determined in good faith by the Board. The performance milestones shall be mutually agreed upon between you and the Board each year, and shall be reasonably consistent with the Company’s approved business plan for the fiscal year. Except as provided in paragraph 7 and 8 below, you must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company.

5.

In order to assist with relocating to the San Francisco area, the Company will provide with relocation subsidy assistance in the form of cash payments such that you will retain, on an after-tax basis, an amount equal to $70,000. The relocation subsidy assistance will be paid to you in four equal installments on a quarterly basis commencing on or about January 1, 2017. You may use relocation subsidy assistance payments for any purpose. In addition to the relocation subsidy assistance, you shall be entitled to reimbursement of up to $60,000 on a non-taxable basis for amounts that would otherwise qualify as being tax deductible by an employee under federal tax laws in connection with your move to San Francisco, including but not limited to (i) paying rent for temporary housing the San Francisco area and flying to and from California and Connecticut during your initial period of employment while in Westport, Connecticut and (ii) shipping of household goods and personal vehicles to California. Any reimbursement under this paragraph shall be paid within 30 days after you submit proper receipts to the Company substantiating eligibility for reimbursement. Should you resign without Good Reason (as defined below) prior to the first anniversary of your start date you must reimburse the Company 50% of both the relocation subsidy assistance payments and reimbursements for moving related expenses paid to you under this paragraph 5.

6.

Subject to the terms and conditions thereof and all eligibility requirements, you may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time. You will also be eligible for up to four weeks of vacation per calendar year in accordance with the Company’s vacation policy. The benefit programs made available by the Company, and the rules, terms, and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice. In any case, the Company will reimburse you for out of pocket expenses you incur to pay for the Company approved healthcare coverage for you or members of your family in accordance with all applicable law. The Company shall maintain and pay all premiums on a whole life insurance policy with an annual coverage amount as mutually agreed between the Company and you. In addition, the Company shall maintain and pay all premiums related to supplemental life insurance policy with an annual premium amount as mutually agreed between the Company and you. Any imputed income related to the payment of life insurance will be displayed on your paystub.

7.

If within 90 days prior to or within 12 months following a Change in Control (as defined on Appendix A hereto), your employment is terminated by the Company without Cause (as defined on Appendix A hereto) or you terminate your employment for Good Reason (as defined on Appendix A hereto), and provided you enter into (and do not revoke) an agreement releasing all claims you may have against the Company (the form of such agreement to be provided by the Company)

a.	all of your then outstanding unvested equity awards (such as unexercised options or restricted stock) will immediately vest in full at the maximum level provided under the award agreement;

b.

the Company will pay you as severance an aggregate amount equivalent to 12 months of your then-current base salary, less all applicable taxes and withholdings, which severance pay will be paid ratably in bi-weekly installments in accordance with the Company’s normal payroll practices, but in no event shall any payments be paid or provided until the release of claims actually becomes effective and irrevocable;

c.

the Company shall pay to you an amount equal to the product of (i) the target bonus, and (ii) the ratio of (x) the number of days elapsed from the beginning of the fiscal year during which such termination of employment occurs until the date of such termination, to (y) 365, payable as of the same time as annual bonuses are paid to other senior executives; and

d.

should you timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will, for a period of 12 months following termination of your employment, reimburse you for payments you make for COBRA coverage, except that in no event will such payments exceed the amount the Company then pays for health insurance coverage for active employees. The remaining balance of any premium costs shall timely be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide you a taxable monthly payment in an amount such that, after withholding at the maximum applicable federal and state income and employment tax withholding rate, receive an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you elect COBRA continuation coverage and will commence on the month following your termination of employment and will end on the earlier of (x) the date upon which you obtain other employment or (y) the date the Company has paid an amount equal to twelve (12) months. For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

8.

If, at any time (other than as provided in paragraph 7 above) in connection with a Change in Control), your employment is terminated by the Company without Cause or if you terminate your employment for Good Reason, and provided you enter into and do not revoke a release of claims in a form provided by the Company:

a.

the Company will pay you as severance pay an aggregate amount equivalent to twelve (12) months of your then-current base salary, less all applicable taxes and withholdings, which severance pay will be paid ratably in bi-weekly installments in accordance with the Company’s normal payroll practices, but in no event shall any payments be paid or provided until the release of claims actually becomes effective and irrevocable;

b.

the Company shall pay to you an amount equal to the product of (i) the amount of the conus that would have been payable to you under paragraph 4 if you were still employed through the regular payment based on the Company’s achievement against the performance goals applicable to such year (after deeming any individual goals to be met at the target level), and (B) the ratio of (x) the number of days elapsed during the fiscal year during which such termination of employment occurs on or prior to the date of such termination to (y) 365, payable as of the same time as annual bonuses are paid to other senior executives;

c.

should you timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will, for a period of nine months following your termination of employment, reimburse you for payments you make for COBRA coverage, except that in no event will such payments exceed the amount the Company then pays for health insurance coverage for active employees. The remaining balance of any premium costs shall timely be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.

You will not continue to vest in any equity after termination of employment.

9.

Notwithstanding anything to the contrary in this letter, no payments of “deferred compensation” (the “Deferred Payments”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and official guidance thereunder (“Section 409A”) will be payable until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to this letter that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A. If and to the extent necessary to avoid subjecting Employee to an additional tax under Section 409A, payment of the Deferred Payments, if any, that otherwise would be payable to you within the first six months following your termination of employment will instead be delayed until the date that is six months and one-day following your termination of employment (except where your termination of employment is due to your death). All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes herein. Any amount paid under this letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes herein. For purposes of this letter, “Section 409A Limit” means two (2) times the lesser of: (x) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated. Each payment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of the Section 409A-related regulations. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. To the extent that the health care continuation reimbursement under this Agreement, or any other reimbursement or in-kind benefit plan or arrangement in which you participate, including but not limited to reimbursements under paragraph 5 of this Agreement, provide for a “deferral of compensation” within the meaning of Section 409A and does not otherwise comply with Section 409A, (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year, (ii) the right to the applicable reimbursement or benefit is not subject to liquidation or exchange for another benefit or payment, (iii) to the extent there is any reimbursement of an expense, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iv) except as specifically provided herein or in the applicable reimbursement arrangement, in-kind benefits will only be provided, and reimbursements will only be made for expenses incurred, during your lifetime. The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

10.

The Company will grant to you a stock option grant (the “Option”) under the Company’s equity incentive plan (the “Stock Plan”) on your start date to purchase of 1,600,000 shares of common stock of the Company representing 3.0% of the Company’s fully diluted capitalization (assuming the completion of a $30 million Series B preferred stock financing and the dilution associated with that financing). This Option grant shall have a price per share exercise price equal to the fair market value of an underlying share of Company common as determined by the Board on the date of grant. The fair market value of a share of the Company’s common stock is $0.12 as determined under the Company’s most recent Section 409A valuation. You may be eligible for future option grants. Please note, any additional option grant(s) will be subject to requisite Board approval and shall have a price per share exercise price equal to the fair market value at the time of Board approval. In particular, should a spinout housing all or part of the Maverick technology be created and should that company be led by a different team, you will be issued a stock option for an additional 800,000 shares to bring your total potential ownership (calculated on a fully diluted basis assuming the $30M financing) to 4.5%. The Option will be evidenced in writing by, and subject to the terms of, the Stock Plan and a stock option agreement substantially in the form attached to this Agreement. The Option will vest 25% after one year, with monthly vesting over the following three (3) years so that it vests 100% over four (4) years after the date of grant. Notwithstanding the foregoing, the Option shall vest 100% upon a Change in Control. The Option shall be granted in the form of an incentive stock option, to the maximum extent permitted under the Code. The shares acquired upon exercise of the Option shall be subject to tag along rights in the event that shares are sold by other stock holders in connection with a Change in Control. The Company shall not have the right to call shares you acquire under the Option prior to a Change in Control. The additional stock option for the Maverick spinout described above shall be made on the same terms and conditions as the Option except that your vesting commencement date shall be your start date. You may be eligible to receive such future stock option grants as the Board shall deem appropriate.

11.

As a condition of your employment, you agree to execute an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Employment Agreement”), a copy of which is attached as Appendix B hereto. The Employment Agreement requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that: (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration; (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration; (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion; (iv) the arbitration shall provide for adequate discovery; and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.

12.

We ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position, and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

Notwithstanding the foregoing anything to the contrary in this Agreement, you may serve on the board of directors of up to two private or public companies, so long such service does not conflict with the interests of the Company. Currently, it is understood that you are serving on the Board of CLDX. You will also be permitted to engage with one additional company as a member of a Scientific Advisory Board so long as such engagement does not conflict with the interests of the Company. You will be permitted to retain your appointment as an Adjunct Professor at Yale University. Also, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

13.

You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. If you do not do this, our employment relationship with you may be terminated.

14.

The Company may undertake a background investigation and reference check in accordance with applicable law and has provided or will provide you with the requisite background check forms via separate cover. This investigation and reference check may include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. 1681a, and/or an investigative consumer report, as defined by FCRA, 15 U.S.C. 1681a, and California Civil Code 1786.2(c). This investigation may include information bearing on your credit worthiness. If it does, the Company will provide you with additional information on such a credit check via separate cover. This job offer is contingent upon a clearance of such a background investigation and/or reference check and upon your written authorization to obtain a consumer report and/or investigative consumer report.

15.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice. Nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except to the extent specifically set forth in Sections 7 and 8 hereof.

If you agree with the employment provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me, along with a signed copy of the Employment Agreement. If you do not accept this offer by December 10, 2016, this offer will be revoked. This letter, along with any agreements relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by a duly-authorized representative of the Board and you.

Very Truly Yours,

/s/ Luke Evnin

Name: Luke Evnin
Title: Member of the Board

Acknowledgement

The foregoing correctly sets forth the terms of my at-will employment by Harpoon Inc. I am not relying on any representations other than those set forth above.

By:	/s/ Gerald McMahon, PhD	Date: 12/10/16
Name:	Gerald McMahon, PhD

APPENDIX A

The following terms are used in paragraphs 7 and 8 of the offer letter to which this appendix is appended; “Executive” refers to Gerald McMahon.

1) “Cause” means any of:

(a) Executive’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude; or b) a good faith finding by the Company that the Executive has (i) engaged in dishonesty, willful misconduct or gross negligence with respect to his employment duties, (ii) materially breached or threatened to breach the terms of any confidentiality agreement or any similar agreement with the Company or any prior employers, (iii) materially violated Company policies or procedures, and/or (iv) failed to perform his assigned duties to the Company’s satisfaction following notice of such failure by the Company and a period of 15 days to cure and failure to cure such violation.

2) “Good Reason” means the occurrence, without the Executive’s prior written consent, of any of the following events:

(i) a material reduction in the Executive’s authority, duties, or responsibilities; (ii) the relocation of the principal place at which the Executive provides services to the Company (which is currently Brisbane, California) by at least 50 miles and to a location such that Executive’s daily commuting distance is increased; (iii) a material reduction of the Executive’s base salary (other than in connection with, and in an amount substantially proportionate to, reductions made by the Company to the base salaries and/or target bonuses of other similarly-situated employees); or (iv) a material breach by the Company of any of its other material obligations under the Agreement, including but not limited to failure of the Company to make any material payment or provide any material benefit under the Agreement, such as grant of the Option.

No resignation will be treated as a resignation for Good Reason unless (x) the Executive has given written notice to the Company of his intention to terminate his employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (y) the Executive has provided the Company with at least 30 days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstances, the Executive ends his employment within 30 days following the cure period in (y).

3) “Change in Control” means any of the following:

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection any acquisition directly from the Company will not be a Change in Control, nor will any acquisition by any individual, entity, or group pursuant to a Business Combination (as defined below) that complies with clause (ii) of this definition;

(ii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all (i.e., in excess of 65% or in excess of 50% but less than 65% at the discretion of the Board of Directors of the Company) of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include a corporation that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination; or

(iii) the liquidation or dissolution of the Company; provided that, where required to avoid additional taxation under Section 409A, the event that occurs must also be a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Reg. § l.409A-3(i)(5).